Exhibit 10.10

CNH INDUSTRIAL AMERICA LLC

SENIOR LEADERSHIP TEAM EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 10, 2020 and is intended to be effective as of January 4, 2021 (the “Effective Date”), by and between CNH Industrial America LLC. (the “Company”) and Scott W. Wine (the “Executive”). Capitalized terms not otherwise defined herein have the meanings provided in the attached Definitions Annex.
In consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Purpose and Term
This Agreement is intended to provide payments and benefits to the Executive as a member of the Senior Leadership Team (the “SLT”) of the Company and its affiliates (collectively, the “CNH Industrial Group”), under the terms set forth herein. This Agreement will become effective as of the Effective Date and will remain in effect until the termination of the Executive’s employment; provided that Sections 3(d)(ix) 6, 7, 8, 10, 11, 12, 13 and 14 will survive the termination of this Agreement and the Executive’s employment hereunder. The compensation terms set forth herein (including without limitation base salary, annual bonus opportunity and long-term incentive opportunities) are not expected to be subject to change for the period from 2021 through 2025. The parties understand and agree that this Agreement does not alter the at-will status of the Executive’s employment and that either party will have the right to terminate the Executive’s employment at any time subject to the terms of this Agreement.
2.Position; Location
The Company agrees to employ the Executive, and the Executive agrees to serve, as the Chief Executive Officer of the Company and the other CNH Industrial Group entities, as well as a member of the Board of Directors of CNH Industrial N.V. (the “Board”), with such duties, responsibilities and authority, as customary for such positions and as may be determined from time to time by the Board, who may change, expand or limit such duties, responsibilities and authority in accordance with the terms and conditions of this Agreement. These duties, responsibilities and authority may extend to services with other members of the CNH Industrial Group. The Executive, who will be based in Burr Ridge, Illinois, will devote best efforts and full business time and attention to the business and affairs of the Company and the CNH Industrial Group; provided that (a) the Executive shall be permitted to continue his service on the boards upon which he serves as of the date hereof (as previously disclosed to the Company by the Executive), (b) the Executive shall be permitted to provide service on the board of directors of one additional publicly traded entity in addition to the Board (such role and publicly traded entity to be reasonably acceptable to the Board), and (c) the Executive may, subject to the prior approval of the chairperson of the Board (which approval shall not be unreasonably withheld or delayed), serve on corporate, civic or charitable boards or committees, so long as such activities do not interfere in any material respect with the performance of the Executive’s responsibilities to the Company.
3.Compensation; Benefits; Certain Working Conditions
a.Base Salary and Bonus. The Company will pay the Executive a base salary as determined by the Company from time to time. The initial base salary shall be equal to $1,700,000. Effective with the 2021 performance year plan, the Executive will also be eligible

Exhibit 10.10
for an annual cash bonus in accordance with the plans and arrangements that may be in effect from time to time. The Executive’s eligibility and any related bonus target (the “Annual Bonus Target”), which will equal no less than two hundred percent (200%) of the base salary in effect for the applicable year, and any conditions for eligibility and award of an annual bonus will be determined for each year by the Company and/or the Board in its discretion. To the extent that the CNH Industrial Group establishes an Annual Bonus Target that is conditioned upon the CNH Industrial Group achieving specified financial and other applicable performance targets for any period, the CNH Industrial Group may, in its discretion, include a provision requiring that any such bonus actually paid to the Executive (or any part thereof) be subject to any CNH Industrial Group clawback or recoupment policy that may be in effect from time to time.
b.Benefits.
(i)During the period of employment and while the Executive serves on the SLT, except as otherwise expressly provided, the Executive will be entitled to participate in employee benefit and other plans, policies and programs and benefits on a basis consistent with those provided generally to other members of the SLT in the same country of employment. Eligibility for the Company match under the Company’s 401(k) plan and deferred compensation plan is subject to one year of service with the Company. During your first year of service with the Company, the Company will contribute to your account under the Company’s deferred compensation plan an amount equal to the Company match that would have been made under the Company’s 401(k) plan and deferred compensation plan but for the one-year service requirement.
(ii)The Executive shall also be eligible to participate in the CNH Industrial Supplemental Retiree Medical Plan (the “Retiree Medical Plan”) in accordance with the Retiree Medical Plan’s terms and conditions and underlying plan documents. In the event of the Executive’s termination of employment with the Company for any reason other than a termination by the Company for Cause, the Executive shall continue to be eligible for participation in the Retiree Medical Plan, in accordance with its terms and conditions and underlying plan documents (including minimum age of 55 years and not less than 5 years-service as Chief Executive Officer); provided, however, that the Executive shall lose eligibility for the Retiree Medical Plan if the Executive materially breaches any provisions of this Agreement including the restrictive covenants set forth in Section 11, or revokes or attempts to revoke the Release referenced in Section 7.
(iii)During the period of employment, the Company will also reimburse the Executive for all ordinary, reasonable and necessary business expenses incurred in connection with the business, in accordance with the Company’s policies as may be in effect from time to time.
c.Sign-On Incentives
(i)Sign-On Cash Bonus Award. Executive shall be paid a cash bonus by April 30, 2021 subject to the Executive’s continued employment through the date of payment, in an amount determined by the Company upon confirmation of the level at which the Executive’s prior employer pays 2020 bonuses, but no less than $1,300,000 and no greater than $3,400,000, less applicable taxes, which is intended to partially offset incentive opportunities that the Executive will forfeit from his prior employer.
(ii)Sign-On Cash Long-Term Award. Executive will be eligible to earn a cash award (the “Sign-On Long-Term Award”) in an aggregate amount equal to $7,578,000, less applicable taxes, in partial consideration of the Executive’s forfeiture of his prior employer’s incentive awards due to ending his employment with his prior employer. The

2

Exhibit 10.10
Sign-On Long-Term Award will be payable in three installments as follows: $4,248,000 on the first anniversary of the Effective Date; $2,355,000 on the second anniversary of the Effective Date; and $975,000 on the third anniversary of the Effective Date, in each case subject to the Executive’s continued employment through the date of payment; provided that any unpaid portion of the Sign-On Long-Term Award will be payable, subject to Section 7, on the 60th day following the termination of the Executive’s employment with the Company in the event such termination is a Qualifying Termination.
d.Other Items. In addition to the base salary, bonus, sign-on incentives and benefits described above, the Executive shall receive or be provided the following in connection with his employment with the Company.
(i)Initial Equity Grants. Subject to the terms of the CNH Industrial N.V. Equity Incentive Plan (the “Equity Plan”), and in accordance with the terms of separate award agreements to be provided by the CNH Industrial Group (which agreements shall be substantially in the form provided to Executive prior to the date hereof), the Executive will receive in 2021 (a) a grant of restricted share units with an initial grant date value of $9,000,000, vesting in three equal installments in each of 2022, 2023 and 2024 on such dates in such years as set forth in the Company’s 2021-2023 program, in each case, subject to the Executive’s satisfactory performance and continued employment with the Company as of each such date (the “Initial RSU Award”), and (b) a grant of performance share units with an initial grant date value of $27,000,000, which shall vest, subject to achievement of the applicable performance criteria as set forth in the award agreement evidencing such grant, on February 28, 2024 and satisfactory performance and continued employment with the Company.
(ii)Annual LTI Awards. Beginning in 2022, the Executive will be eligible to be granted annual long-term incentive awards with a targeted annual value of $12,000,000, which awards shall be determined by the Compensation Committee of the Board on the same basis, and have the terms and conditions no less favorable to the Executive than the terms applicable to such annual awards made to the members of the SLT except for share ownership guidelines and equity award holding requirements as provided in this Agreement.
(iii)Treatment of Equity Awards on Termination. In the event Executive experiences a Qualifying Termination prior to the settlement of the equity grants and long-term incentive awards, a portion of the grants and awards will be eligible to vest (“Post-Termination Vesting”), based on the time employed during the vesting period and subject to the performance terms and conditions, if any, specified in the award agreements; provided, however, that with respect to the Initial RSU Award, such Post-Termination Vesting shall result in cumulative vesting of not less than two-thirds of the Initial RSU Award (taking into account any portion of such award settled prior to the date of the Qualifying Termination). In the event Executive experiences a Qualifying Termination on or within 24 months following a Change of Control, the grants and awards shall vest in full in accordance with the provisions of the Equity Plan applicable to a Termination Event (as defined in the Equity Plan). In the event of a termination of employment for any other reason, all unvested awards will be forfeited.
(iv)Equity Award Policies. All shares of CNH Industrial N.V. delivered to the Executive (after applicable tax withholdings) under equity awards that are earned will be subject to a five (5) year holding period from date of grant. The Executive acknowledges that he is subject to CNH Industrial Group’s share ownership guidelines, which require that he own shares of CNH Industrial N.V. (including, to the extent permitted under the

3

Exhibit 10.10
share ownership guidelines or other Company plans or policies, shares that are deemed owned by him) with an aggregate value of (A) not less than 2.5 times base salary by December 31, 2022 and (B) not less than five (5) times base salary within five (5) years following the Effective Date.
(v)Tax Preparation Assistance; Financial, Tax, Estate Planning. During the period in which the Executive serves on the SLT, the Company will provide the Executive with annual tax preparation assistance services with respect to any income paid or provided to the Executive by the Company, or other tax reporting obligations, arising out of the Executive’s service on the SLT (but not with respect to income or other tax reporting obligations resulting from activities unrelated to the Executive’s services on the SLT) by the Company’s or the CNH Industrial Group’s tax accounting firm, or will reimburse him for the cost, agreed in advance with the Company, of obtaining such services from a reputable tax accounting firm of the Executive’s choosing. In addition, the Company will reimburse you for the cost, not to exceed $15,000 in the aggregate per calendar year, of financial planning, tax and estate planning services.
(vi)Car Benefit. The Company will provide the Executive with one leased Fiat Chrysler Automobile vehicle, with annual renewal and associated fuel, maintenance and insurance costs, pursuant to the applicable policy of the Company. Any taxes associated with the company car benefit will be the sole responsibility of the Executive.
(vii)Use of Aircraft. For business related travel, the Executive will fly via commercial aircraft in business class for all international trips and may use a private aviation, such as leased jet service (NetJets or comparable service) for domestic trips. The Executive’s personal use of private aviation for commuting from his residence to Chicago is limited to 100 flight hours per year and additionally for a maximum of 75 hours per year of other personal travel. Any taxes associated with use of aircraft will be the sole responsibility of the Executive.
(viii)Annual Physical Exam. Executive agrees to an annual, comprehensive physical exam, the results of which will be reviewed by the Board, waiving any medical privacy rights. During the period in which the Executive serves on the SLT, the Company will reimburse the Executive for the cost of an annual physical for the Executive and the Executive’s spouse at the Mayo Clinic. The Company encourages the Executive to be open with the Board about health problems and whether they may affect the Executive’s ability to fulfill his duties. Such transparency will assist the Board in meeting its obligations to share material information that might affect investors’ decisions to buy or sell Company stock. Prior to making any public disclosure with respect to Executive’s medical condition, the Company will provide the Executive with an opportunity to review such disclosure and will in good faith consider any modifications thereto which Executive may request.
(ix)Indemnification and Insurance. Executive shall be entitled to indemnification (including advancement of expenses, if applicable) to the maximum extent permitted by law with respect to any claims or causes of action arising from Executive’s performance of duties for, or because he is or was an officer, director, employee or agent of the Company or any other CNH Industrial Group entity, including service with respect to any employee benefit plan thereof, whether or not the claim or cause of action is asserted during the term of Executive’s employment hereunder or thereafter. This indemnity shall be in addition to any indemnity provided in the governing documents of the Company or any other CNH Industrial Group entity. The Executive shall be covered under directors’ and officers’ insurance that the Company and any other CNH Industrial Group entity (as applicable) maintains for its directors and other officers in the same manner and on the

4

Exhibit 10.10
same basis as the Company’s or such CNH Industrial Group entity’s other directors and other officers.
4.Termination
The Executive’s employment with the Company may be terminated by the Executive or by the Company at any time, subject to any notice period required by applicable Local Law.
5.Additional Terms
The Executive agrees and acknowledges that, as an employee of the Company, the Executive will be subject to the CNH Industrial Group policies applicable to similarly-situated employees of the CNH Industrial Group as in effect from time to time (including but not limited to policies related to business ethics and conflicts of interest, human resources, trading in securities of the CNH Industrial Group, data protection, confidentiality and proprietary information).
6.Payments on Termination of Employment
a.On any Termination of Employment. On any termination of employment, the Executive will be entitled to receive any (i) earned but unpaid base salary through the Termination Date, (ii) to the extent it is earned but unpaid as of the Termination Date, the Executive’s annual bonus for the year prior to the year in which the Termination Date occurs, (iii) accrued but unused vacation, in accordance with any applicable Company policy which may be in effect from time to time, (iv) accrued expense reimbursements in accordance with applicable Company policies and (v) amounts payable under any plans, grants or awards described in Section 3.B, Section 3.C or Section 3(D)(i) and (ii), in each case to the extent provided under the applicable plan, award agreement or this Agreement. Such payments are in addition to any Severance to which the Executive may be entitled.
b.Termination Other than in Connection with a Change of Control. If during the Executive’s service on the SLT, the Executive experiences a Qualifying Termination (other than due to death or Disability), other than in connection with a Change of Control under Section 6.C, the Executive will be entitled to receive cash severance equal to one (1) times the Executive’s base salary (the “Severance”). Subject in each case to the effectiveness of a Release and the other terms of Section 7, the Severance will be paid in equal installments over twelve (12) months through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date, except that any amount of Severance that would have been paid prior to the sixtieth (60th) day following the Termination Date but for the obligation to execute and not revoke the Release, shall, subject to the Executive executing and not revoking the Release and otherwise remaining in compliance with Section 7, be paid in a lump-sum on the sixtieth (60th) day following the Termination Date, and any remaining portion of the Severance will be paid pursuant to the schedule otherwise required by this Section 6.B.
c.Termination in Connection with a Change of Control. Subject to the Executive’s continued SLT service through the date of a Change of Control but without regard to whether such SLT service continues after a Change of Control, if on or within 24 months following a Change of Control the Executive experiences a Qualifying Termination (other than due to death or Disability), the Executive will be entitled, subject to the effectiveness of a Release and the other terms of Section 7 below, to receive the Severance, payable in its entirety in a single lump sum on the 60th day following the Termination Date (or, if the 60th day is not a business day, then the first business day after the 60th day). Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” within the meaning of

5

Exhibit 10.10
Section 409A (as defined below), then the Severance under this Section 6.C will not be paid in a lump sum but will instead be paid pursuant to the timing set forth in Section 6.B.
7.Conditions to Receipt of Payments on Termination of Employment
The Executive’s entitlement to any Severance, Sign-On Long-Term Award, Retiree Medical Plan benefits or equity vesting (whether under this Agreement or otherwise), if any, after the Termination Date is subject to the Executive’s (i) continued compliance in all material respects with each of the restrictive covenants set forth in Section 11 below, and (ii) execution and non-revocation of a release of claims in a form acceptable to the Company, but in any event substantially consistent with the form attached hereto as Exhibit A (the “Release”) within fifty-five (55) days after the Termination Date. Failure to comply with the restrictive covenants or execute or adhere to the Release, or any attempt to revoke or purported revocation of the Release, by the Executive will result in forfeiture in full of any Severance, Sign-On Long-Term Award, Retiree Medical Plan benefits or participation or equity vesting to which the Executive would otherwise be entitled. For the avoidance of doubt, the Executive’s right to any Severance, Sign-On Long-Term Award, Retiree Medical Plan benefits or equity vesting, if any, will be forfeited to the extent such payment would have otherwise been due but for the Executive’s failure to provide the CNH Industrial Group with a duly executed and effective Release.
8.Clawback
The incentive compensation described in Section 3 and the payments and benefits described in Section 6 above (and any other supplemental or incentive compensation the Executive may become entitled to under any other CNH Industrial Group plan or arrangement) is subject to any clawback or recoupment provision to the extent provided by any plan in which the Executive participates or as required by applicable law, and may be subject, in the discretion of the Company, to any CNH Industrial Group clawback or recoupment policy applicable to its senior executives that may be in effect from time to time prior to the Executive’s termination of employment.
9.No Other Rights
Other than as provided in Sections 3 and 6, the Executive will have no rights to any compensation or any other benefits hereunder. All other benefits, if any, due to the Executive following the Termination Date will be determined in accordance with the plans, policies and practices of the Company or any affiliate of the Company in effect on the Termination Date. Whether the Executive’s employment has terminated for purposes of any CNH Industrial Group plan or arrangement will be determined solely on the basis of the applicable terms of the plan or arrangement.
10.No Duplication; No Mitigation
This Agreement is not intended to and will not result in any duplication of payments or benefits to the Executive. Accordingly, if the Executive becomes entitled to statutorily-required severance payments, the Executive will receive the greater of such statutorily-required severance and the Severance or will have the amount of the Severance reduced by the statutorily-required severance paid to the Executive, as required by applicable Local Law and subject to compliance with Section 409A, as defined below.
The Executive will be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement in order for the Executive to receive the Severance, and the amounts due under this Agreement will not be subject to any

6

Exhibit 10.10
offset on account of any remuneration attributable to any subsequent employment that the Executive may obtain.
11.Restrictive Covenants
The Executive hereby agrees to the following restrictions, acknowledges their reasonableness in terms of duration and scope, and recognizes the highly competitive nature of the businesses of the CNH Industrial Group:
a.Non-Solicitation/Non-Competition. During the Non-Solicitation Period, the Executive will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or any of its affiliates, any officer, employee, consultant or agent of the Company or any of its affiliates or otherwise interfere with the relationship between the Company or any of its affiliates on one hand and any officer, employee, consultant or agent thereof on the other hand.
During the Non-Competition Period, the Executive will not, directly or indirectly anywhere in the world: (i) engage in any Competitive Business; (ii) enter the employ of, or render any services in any capacity to, any person engaged in any Competitive Business; or (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership interest of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange). During the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the second anniversary of the Termination Date, the Executive will not, directly or indirectly anywhere in the world interfere with any business relationship between the Company and any of its affiliates, on the one hand, and any customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any of its affiliates, on the other hand.
The Executive understands that the provisions of this Section 11.A may limit the Executive’s ability to earn a livelihood in a business similar to the business of the CNH Industrial Group but the Executive nevertheless agrees and hereby acknowledges that the business of the Company and its affiliates is a worldwide business and that such provisions: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the CNH Industrial Group; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to the Executive. In consideration of the foregoing and in light of the Executive’s education, sophistication, skills and abilities, the Executive agrees that the Executive will not assert that, and it should not be considered that, any provision of Section 11.A otherwise is void, voidable or unenforceable or should be voided or held unenforceable.
It is expressly understood and agreed that, although the Executive and the CNH Industrial Group consider the restrictions contained in this Section 11.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 11.A or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement. It is further understood and agreed that the covenants in this Section 11 are in addition to, and not in

7

Exhibit 10.10
lieu of, any similar covenants or agreements to which the Executive may be subject under any plan of or agreement with the Company or any of its affiliates.
b.Nondisparagement. The Executive will not, whether during or after the Executive’s employment with the Company or its affiliates, issue, circulate, publish or utter any false or defamatory statements, remarks or rumors about the Company or its affiliates or any of their officers, directors or managers other than to the extent reasonably necessary in order to (i) perform the Executive’s duties hereunder, (ii) assert in good faith a bona fide claim against the Company or its affiliates arising out of the Executive’s employment with the Company, (iii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding, (iv) otherwise comply with the Executive’s obligations under applicable law. The Company agrees and covenants that it shall not, and it shall instruct its affiliates and their respective directors, managers and officers not to, directly or indirectly, make any disparaging, defamatory or other negative or false statement regarding the Executive to any third parties.
c.Confidentiality. The Executive will not, without the prior written consent of the CNH Industrial Group, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information, except (i) while employed, in good faith furtherance of the Executive’s duties and responsibilities to the Company and its affiliates or (ii) as required by a court, governmental agency, administrative body or legislative body (including a committee thereof), in each case with jurisdiction; provided, that in the event that the Executive is ordered by any of the foregoing to disclose any Confidential Information, the Executive will: (A) promptly notify the CNH Industrial Group of such order; (B) at the written request of the CNH Industrial Group, diligently contest such order at the sole expense of the CNH Industrial Group; and (iii) at the written request of the CNH Industrial Group, seek to obtain, at the sole expense of the CNH Industrial Group, such confidential treatment as may be available under Local Laws for any information disclosed under such order. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Executive or anyone else on the Executive’s behalf (whether involving a governmental entity or not); provided that the Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right the Executive may have to receive an award for information provided to any governmental entity.
The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
d.Cooperation With Investigations and Litigation. The Executive shall, during and after the Executive’s employment with the CNH Industrial Group, cooperate with the Company or at the Company’s direction in any internal or governmental investigation, or any litigation, arbitration or governmental or regulatory proceeding regarding the Company or any of its affiliates as to which the Executive may have relevant knowledge, including making himself

8

Exhibit 10.10
reasonably available to consult with and/or be interviewed by the Company’s counsel or counsel to the relevant governmental or regulatory authority, to provide information and documentation in the Executive’s possession and to give testimony. To the extent such cooperation is requested by the Company or CNH Industrial Group, the Company or CNH Industrial Group will make reasonable efforts to schedule such activities in a manner that reasonably accommodates the Executive’s other obligations. Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his rights in this Section 11 or restrict or limit the Executive from cooperating with any valid governmental or regulatory inquiry or providing truthful information in response to a subpoena, other legal process or valid governmental or regulatory inquiry.
e.Enforcement and Clawback. If (i) at any time the Executive materially breaches any of the provisions of Section 11, or materially breaches (or revokes or attempts to revoke) the Release, or (ii) within one (1) year after the Termination Date, the Company reasonably determines that grounds existed, on or before the Termination Date, including before the Effective Date of this Agreement, for the Company to terminate the Executive’s employment for Cause, then: (a) no further payments or benefits will be due to the Executive under this Agreement; and (b) the Executive will promptly repay to the Company, in a cash lump sum, the total amount of any Severance previously received by the Executive under this Agreement (which will, for the avoidance of doubt, be calculated as the gross amount paid by the Company on a pre-tax basis) and any equity awards delivered as a result of Post Termination Vesting of such awards, if any (which will, for the avoidance of doubt, be calculated as the gross taxable amount at the date the shares were delivered).
The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11.A, B, or C would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company will be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 6 of this Agreement upon a determination that the Executive has violated any provision of Section 11, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Executive had not violated such provision of Section 11.
12.Special Provisions for U.S. Taxpayers
The payments and benefits under this Agreement are intended to be exempt from, or to comply with, Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted and administered accordingly. To extent that the Executive would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid to the Executive during the six (6) months beginning on the Termination Date would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A), the payment or benefit will be paid or provided to the Executive on the earlier of the business day following (i) the first day of the seventh month following the Termination Date, (ii) a change in ownership or effective control of the Company (within the meaning of Section 409A) or (iii) the Executive’s death. In addition, any payment or benefit due as a result of the Executive’s termination of employment or that is triggered by the Executive’s Termination Date that represents “deferred compensation” within the meaning of Section 409A will be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h), and any amounts constituting “deferred compensation” will not be subject to any right to set-off

9

Exhibit 10.10
or offset. To the extent applicable, each payment made under this Agreement will be deemed to be a separate payment, and amounts payable pursuant to Section 6 will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement or otherwise, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
13.Withholding Taxes; Tax Equalization
The Company will withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as the Company determines in its discretion may be required to be withheld pursuant to any applicable Local Law. To the extent the Executive is subject to taxation outside of the United States, the Company will provide the Executive with tax equalization payments to put him in the net, after-tax position that he would have been in had he only been subject to taxation within the United States.
14.Miscellaneous
a.No Effect on Other Benefits
Any payment or benefit received by the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in this Agreement.
b.Employment Status
This Agreement does not guarantee the Executive employment with the Company or any affiliate, or service on the SLT, for any specified period and does not limit the right of the Company or any affiliate of the Company to terminate the employment of the Executive or the Executive’s service on the SLT at any time for any reason or no reason or to change the status of the Executive’s employment or to change any employment policies, subject to the terms of this Agreement.
c.Section Headings
The section headings contained in this Agreement are included solely for convenience of reference and will not in any way affect the meaning of any provision of this Agreement.
d.Assignment
This Agreement will inure to the benefit of and will be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable to the Executive under this Agreement had the Executive continued to live, all such amounts, unless otherwise provided, will be paid in accordance with the terms of this Agreement, or as determined by the

10

Exhibit 10.10
Company, to the Executive’s estate. The Executive’s rights under this Agreement will not otherwise be transferable or subject to lien or attachment.
e.Severability
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
f.Notices
Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered via facsimile, e-mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:
If to the Company:

CNH Industrial America LLC
6900 Veterans Boulevard
Burr Ridge, IL 60527-5640
United States
Attn: Head of North America Human Resources
If to the Executive:
to the address most recently on file in the payroll records of the Company or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail.
g.Complete Agreement
This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way and is intended to be in lieu of any other cash severance benefits provided under any plan of the CNH Industrial Group. The parties agree that this Agreement will also supersede the remaining employment term of the Executive under any other employment agreement, and that the Executive will not be entitled to any further compensation benefits under any such other employment agreement.
h.Counterparts
This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11

Exhibit 10.10
i.Choice of Law; Arbitration
The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of Illinois, without giving effect to any choice of law or conflict of law provision or rule that may cause the application of the laws of any other jurisdiction. The parties agree that arbitration is more expeditious than litigation. Accordingly, any disputes arising under this Agreement shall be resolved pursuant to CNH Industrial’s Employment Disputes Mediation & Arbitration Policy, which may be amended from time to time.

[signature page follows]

12

Exhibit 10.10

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

CNH INDUSTRIAL AMERICA LLC By: /s/ Suzanne Heywood CNH Industrial N.V. Chairperson Date Signed: November 12, 2020
/s/ Scott W. Wine

13

Exhibit 10.10
Definitions Annex
“Cause” means the Executive’s (i) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (ii) engagement in any conduct which constitutes an employment disqualification under applicable Local Law; (iii) continued willful material failure to perform his duties after written notice from the Company and a failure to cure such failure within thirty (30) days after receipt of such notice; (iv) material violation of the Company or CNH Industrial N.V.’s code of conduct or any other CNH Industrial Group policy as in effect from time to time after written notice from the Company and a failure to cure such failure within ten (10) days after receipt of such notice; or (v) breach of any of the material terms of this Agreement or any other agreement between the Executive and the Company or any of its affiliates, but only to the extent such breach is materially detrimental to the Company.
“Change of Control” has the meaning provided in the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or its successor.
“Competitive Business” means, as of any date, including during the Non-Competition Period or Non-Solicitation Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be an original equipment manufacturer of agricultural equipment or construction equipment or commercial vehicles (including, but not limited to, light commercial vehicles and medium and heavy duty on-highway trucks, buses, firefighting equipment, and defense vehicles) and/or powertrain technologies, or any affiliate thereof in any geographical area in which the Company or any of its affiliates conducts such business (including but not limited to AB Volvo, AGCO Corp., Caterpillar Inc., Cummins Inc., Daimler AG, Deere & Co, Navistar International Corp, and PACCAR Inc.); provided, that, any affiliates of CNH Industrial Group as of the date of this Agreement, including, for the avoidance of doubt, Fiat Chrysler Automobiles, N.V. and Ferrari S.p.A. or any of their partners in a strategic alliance, shall not be deemed a “Competitive Business” to the extent that they remain affiliates of CNH Industrial Group.
“Confidential Information” means information about the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of the Company or any of its affiliates or their customers, that, in any case, is not otherwise available to the public (other than by the breach of any confidentiality obligation).
“Disability” means the Executive is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
“Good Reason” means, without the Executive’s written consent, (i) a material diminution in the Executive’s annual base salary or Annual Bonus Target, (ii) a material diminution in the Executive’s duties, responsibilities, and authority (including, without limitation, a removal from any of the positions described in Section 2 for any reason other than Cause), or (iii) any material breach of this Agreement by the Company. Notwithstanding the

Definitions Annex – Page 1

Exhibit 10.10
foregoing, an event will not constitute Good Reason unless (a) the Executive gives a notice of termination within 90 days after the Executive becomes aware that an event constituting Good Reason has occurred describing in reasonable detail the event constituting Good Reason, and (b) the Company is given 30 days after the Company receives notice from the Executive of the event purporting to constitute Good Reason to cure such event. In addition, the Executive’s Termination Date must occur no later than 30 days after the Company’s failure to cure the Good Reason event provided in the notice.
“Local Laws” means local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority applicable to the country of the Executive’s primary work location.
“Non-Competition Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Termination Date.
“Non-Solicitation Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Termination Date.
A “Qualifying Termination” means termination of Executive’s service as an employee of the Company and all CNH Industrial Group entities due to (A) a termination by the Company other than Cause, (B) the Executive’s resignation with Good Reason, (C) the Executive’s death, or (D) the Executive’s Disability.
“Termination Date” means the date upon which the Executive’s employment with the Company and its affiliates ends, for any reason.

Definitions Annex – Page 2

Exhibit 10.10
EXHIBIT A
FORM OF RELEASE
GENERAL RELEASE AND AGREEMENT

This General Release and Agreement (the “Agreement”) by and between CNH Industrial America LLC (referred to as the "Company") and [name] (“Employee”). This Agreement is the Release referred to in Section 7 of the Senior Leadership Team Employment Agreement, dated as of November __, 2020, between the Company and Employee (the “Employment Agreement”). Employee and the Company agree as follows:

1.Separation Date - Employee is being terminated effective _____________, 20__ (the "Termination Date").

2.Consideration and Benefits - In consideration of the terms and conditions set out in the paragraphs that follow, the Company will pay the following consideration and provide benefits as follows:

(a)    Consideration – Commencing _____________, 20__ and extending through _____________, 20__ Employee will receive periodic payments of separation allowance pay (“Payment”) equal to his/her present pay period (“Pay Period”) payments, less legally required deductions, commencing _____20__ and extending through _____20. A copy of the pay benefit schedule including an estimated benefit calculation is set forth in the Payment Information form.
(b)    CNH Retirement Savings Plan - Payments under this paragraph 2 shall not be included as compensation for purposes of the CNH U.S. Retirement Savings Plan or any other benefit plans. Participation in the Plan ceases as of the Separation Date.
(3)Unused Accrued Vacation - Employee will be paid any unused vacation accrued through the Termination Date on _____________, 20__. Employee will not continue to accrue vacation benefits during the Pay Period.

The Payment is in full consideration for Employee’s execution of this Agreement and exceeds any pay and benefits the Company might otherwise owe Employee. Except as may be provided in the Employment Agreement and any equity-related agreements between the Company (or an affiliate thereof) and Employee (each an “Equity Agreement”), Employee is entitled to no other payments or benefits from the Company or its affiliates. Employee acknowledges and agrees that except for payments due under this Agreement and any Equity Agreement, Employee has been paid all wages and monies owed to him/her.

3.Release

(1)Employee releases and discharges the Released Parties, from claims of any sort, known or unknown, which Employee now has or has ever had that relate to Employee’s employment or the termination of employment with the Company or any other matter (the "Release"). This Release specifically includes, but is not limited to, any claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §  1981, the Employment Retirement Income Security Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, each as amended, or under any other federal, state or local statute, law, regulation, or ordinance banning discrimination or pertaining to or regulating employment relationships, as well as any claim of unlawful retaliation, wrongful discharge, constructive discharge, breach of contract (express or implied), breach of good faith and fair dealing, emotional distress, claims of personal injury, injury to personal reputation, and any equitable or any other type of claim whatsoever related to Employee’s employment or the termination of Employee’s employment or any other matter.

This release excludes claims (i) which cannot be waived by law, such as Employee’s right to challenge the knowing and voluntary nature of this Agreement, (ii) relating to his ownership of equity of the Company, (iii) for indemnification or coverage under directors and officers liability insurance policies maintained by the Company (or an affiliate), (iv) for vested benefits under any employee benefit plan of the Company or an affiliate thereof, and (v) arising after you sign this Agreement, such as for breach of this Agreement or any other agreement between Employee and the Company (or an affiliate). Employee waives the right to recover directly from the Employer any damages or other relief from any charges or complaints with a governmental agency, an arbitration proceeding, or lawsuit against the Released Parties, under the laws referenced in this Release or with respect to any matters covered by this Agreement.

Exhibit 10.10

(b)    For purposes of this Release, "Employee" shall include Employee, as well as Employee's spouse, issue, agents, representatives, guardians, assigns, dependents, heirs, executors, administrators, and attorneys. The “Released Parties” shall include the Company and each of the Company's successors, assigns, divisions, subsidiaries, current or prior parents and affiliates, and the directors, officers, agents, employees, representatives, and attorneys of the Company or any divisions, current or prior parents, subsidiaries and affiliates.

(c)    Employee has not filed any lawsuit, petition, charge of discrimination, grievance or action of any nature against the Company, or anyone else released above, asserting any claims covered by this Release.

4.Employee Rights - Nothing in this Agreement limits Employee’s right to provide information, assist or participate in any investigation, proceeding or litigation concerning any administrative claim with any government agency under any law that protects such rights, or to file such a claim.

5.Consultation with Legal Counsel - The Company has advised Employee in writing, by this Agreement to consult with counsel, at the employee’s own expense, and has granted Employee at least [55]1 days to consider this Agreement and Release, before signing it.

6.Receipt of Agreement - Employee acknowledges receiving this Agreement on _____________, 20__ and that Employee has [fifty-five (55)] days from that date to consider the terms of this Agreement. If Employee signs this Agreement before [55] days has elapsed, Employee’s signature attests that Employee knowingly and voluntarily waived the [55]-day consideration period. Employee's Separation date may be before the expiration of the [55]-day period.

7.Revocation Period - Following Employee’s execution of this Agreement, Employee will have seven days to revoke this Agreement. If not revoked, this Agreement, including Paragraph 3, shall become effective and Employee will receive the Payment and benefits described herein.

8.Breach of Agreement – If Employee breaches this Agreement, the Company's obligation to provide Employee with the Payment herein shall cease immediately, without prejudice to the Company's right to seek any other remedy, including injunctive relief, or to enforce the Agreement. Disputes regarding this Agreement will be resolved through arbitration conducted by the American Arbitration Association, using its model rules for arbitration of employment disputes (excluding the supplemental class rules). By signing this Agreement, Employee is waiving the rights to a jury trial of any dispute involving this Agreement.

9.Final Settlement of Claims and Employment - Any claims or disputes of any kind, including those in any way related to Employee’s employment and separation from the Company are fully compromised, settled and released on the effective date of this Agreement.

10.No Admission of Fault - Nothing in this Agreement is an admission of fault or wrongdoing by the Company.

11.Voluntary Nature of Agreement - Both parties acknowledge that they read, understood and voluntarily executed this Agreement. No promise or representation has been made by the parties other than as set out in this Agreement.

12.Severability - This Agreement is subject to applicable federal laws and the internal laws of the State of Illinois, without regard to its choice of law rules. If any provision of this Agreement is invalidated or unenforceable, the remaining provisions shall continue to be valid and enforceable to the fullest extent permitted by law.

13.Return of Company Property - Employee has returned all Company files, documents, proprietary information, and Company owned equipment, including but not limited to pagers, telephones, facsimile equipment, computers, vehicles, and credit cards.

The Company acknowledges its agreement to the terms and conditions contained above by having a duly authorized representative sign below.

1     May be reduced to 21 days depending on circumstances of termination and requirements under applicable law.

Exhibit 10.10
By signing and dating this Agreement below and postmarking an executed copy to the attention of ________ no later than ________. Employee is agreeing to the terms and conditions of this Release and Agreement. This is a legal document. Please consider it carefully before signing it.

CNH Industrial America LLC

NAME: __________________________________

TITLE: __________________________________

Acknowledged and agreed to this ______ day of _____________, 20__.

EMPLOYEE: _______________________________